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                                                                    EXHIBIT 11.1



                      POPE & TALBOT, INC. AND SUBSIDIARIES
                    Statement Showing Calculation of Average
                     Common Shares Outstanding and Earnings
                            Per Average Common Share
                  Years Ended December 31, 1995, 1994 and 1993


                                                    1995                 1994(1)               1993
                                                    ----                 ----                  ----
Weighted average number of
  common shares outstanding                       13,363,520           13,109,640            11,685,313

Weighted average of common stock
  equivalent shares attributable
  to convertible debentures                                -              249,258             1,542,020

Application of the "treasury stock"
  method to the stock option plan                      3,903              108,755               264,323
                                                ------------          -----------           -----------

      Total common and common
         equivalent shares,
         assuming full dilution                   13,367,423           13,467,653            13,491,656
                                                ============          ===========           ===========



Net income (loss)                               $(24,838,000)         $15,897,000           $21,013,000

Add:  interest on convertible
      debentures, net of
      applicable income taxes                              -              244,000             1,464,000
                                                ------------          -----------           -----------

Net income (loss), assuming
  full dilution                                 $(24,838,000)         $16,141,000           $22,477,000
                                                ============          ===========           ===========

Net income (loss) per common share,
  assuming full dilution                              $(1.86)               $1.20                 $1.67
                                                      ======                =====                 =====


(1) The 1994 calculation reflects the February 1994 month-end conversion of convertible debentures to 1.5 million shares of common stock.


The computation of primary net income per common share is not included because the computation can be clearly determined from the material contained in this report.